International Select Equity - 10f3
Transaction - Q1 2000


	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Infineon Technologies AG	Micronic Laser Systems AB	Celestica
Underwriters

Goldman Sachs, Deutsche Bank,

DB Alex. Brown, CS First Boston,

Lehman, Merrill Lynch, State Street

Boston, ABN Amro, Banc Boston

Robertson Stephens, Commerzbank,

Chase H&Q, Mediobanca, SocGen,

Warburg Dillon Read

		D. Carnegie AB, FleetBoston Robertson Stephens Int'l Ltd.	MSDW, RBC Dominion Securities, Banc of America Securities, CIBC World Markets, DB Securities Inc., Merrill Lynch, FleetBoston Robertson Stephens, Scotia Capital Inc.
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	IFX	MICR	CTW
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	Goldman Sachs	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/13/2000	3/3/2000	3/2/2000
Total amount of offering sold to QIBs	$ -	SEK 633,307,500	-
Total amount of any concurrent public offering	$ 5,397,000,000.00	-	C$ 1,083,712,000
Total	$ 5,397,000,000.00	SEK 633,307,500	C$ 1,083,712,000
Public offering price	$ 35.00	SEK 105	C$ 66.08
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.55 (1.57%)	SEK 1.575 (1.5%)	C$ 1.5 (2.3%)

Shares purchased	98,787	n/a	n/a
Amount of purchase	$ 3,334,604	n/a	n/a
% of offering purchased by fund	0.0620%	n/a	n/a
% of offering purchased by affiliated funds	0.0157%	n/a	n/a
Total (must be less than 25%)	0.0777%	n/a	n/a